[LETTERHEAD OF BINGHAM & COMPANY APPEARS HERE]


August 3, 2000

The Securities and Exchange Commission
Washington, D.C.
20549

Re:  OnVantage, Inc.

To Whom it May Concern

As requested, to the best of our knowledge and believe at this time, we are in agreement with the information contained in Item 4 of the Company's 8-K filing with the Securities and Exchange Commission, dated August 1, 2000.

If you require any additional information, please do not hesitate to contact us at 604-734- 5454.

Yours truly,

/s/  Bingham & Company

Bingham & Company Chartered Accountant